UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12.
HOME BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ABOUT THE ANNUAL MEETING
PROPOSAL ONE — ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
NOMINEES FOR DIRECTOR
CORPORATE GOVERNANCE
BOARD MEETINGS AND COMMITTEES OF THE BOARD
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE AND DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PRINCIPAL SHAREHOLDERS OF THE COMPANY
PROPOSAL TWO — APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES
PROPOSAL THREE — APPROVAL OF AMENDMENT TO THE COMPANY’S 2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN
PROPOSAL FOUR — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND NON-AUDIT FEES
SUBMISSION OF SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION

HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 328-4656
Internet Site: www.homebancshares.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 9, 2007

     The Annual Meeting of Shareholders of Home BancShares, Inc. (the “Company”) will be held on May 9, 2007, at 6:30 p.m. (CDT) at the New Life Church, located at 633 S. Country Club, Conway, Arkansas, for the following purposes:
(1)	To elect twelve directors for a term of one year.

(2)	To approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.

(3)	To approve an amendment to the Company’s 2006 Stock Option and Performance Incentive Plan to increase the number of shares reserved for issuance under such plan to 1,500,000.

(4)	To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.

(5)	To transact such other business as may properly come before the meeting or any adjournments thereof.
     Only shareholders of record on March 23, 2007, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting. The stock transfer books will not be closed.
     The 2006 Annual Report to Shareholders is included in this publication.

By Order of the Board of Directors

C. RANDALL SIMS
Secretary
Conway, Arkansas
March 30, 2007
YOUR VOTE IS IMPORTANT
PLEASE EXECUTE YOUR PROXY WITHOUT DELAY

HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD
     Your vote is important. You can save the Company the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Meeting and voting by ballot as described below. (Please note: if you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.)
     The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. on May 9, 2007.
VOTE BY TELEPHONE
     You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
VOTE ON THE INTERNET
     You also can choose to vote on the Internet. The website for Internet voting is www.investorvote.com. As with the telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.
VOTE BY MAIL
     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Home BancShares, Inc., c/o Computershare, P. O. Box 43101, Providence, Rhode Island 02940-5067.
VOTING AT THE ANNUAL MEETING
     The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.
     All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 328-4656
Internet Site: www.homebancshares.com

PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Home BancShares, Inc. (the “Company”) for use at the Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy card were first mailed to shareholders of the Company on or about March 30, 2007.
     This introductory section is a summary of selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the nominees being solicited for directors and the proposals that are submitted for a vote, you should carefully read this entire document and other documents to which we refer.
     The proxies being solicited by this Proxy Statement are being solicited by the Company. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted with this Proxy Statement, will be paid by the Company. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for the expense of forwarding proxy material to beneficial owners of shares held by them of record. Solicitations of proxies may be made personally or by telephone or telegraphic communications, by directors, officers and regular employees, who will not receive any additional compensation in respect of such solicitations.
ABOUT THE ANNUAL MEETING
When and Where Is the Annual Meeting?

Date:	Wednesday, May 9, 2007
Time:	6:30 p.m., Central Daylight Time
Location:	New Life Church, 633 S. Country Club, Conway, Arkansas
What Is the Purpose of the Annual Meeting?
     At our Annual Meeting, shareholders will act upon matters outlined in the accompanying Notice of Annual Meeting. In addition, our management will report on the performance of the Company during calendar year 2006.
Who Is Entitled to Vote?
     Only shareholders of record at the close of business on the record date, March 23, 2007, are entitled to receive the Notice of Annual Meeting and to vote the shares of common stock that they held on that date at the Meeting or at any postponement or adjournment of the Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted on.

Who Can Attend the Meeting?
     All shareholders as of the record date, or their duly appointed proxies, may attend the Meeting, and each may be accompanied by one guest. Seating is limited and will be on a first-come, first-served basis. Registration will begin at 5:30 p.m., and seating will be available at approximately 6:00 p.m.
No cameras, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.
     Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Meeting.
What Constitutes a Quorum?
     The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business. As of the record date, 17,221,938 shares of common stock of the Company were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the Meeting.
Can a Shareholder Nominate a Director?
     The Nominating and Corporate Governance Committee of the Board of Directors will consider a candidate properly and timely recommended for directorship by a shareholder or group of shareholders of the Company. The recommendation must be submitted by one or more shareholders that have beneficially owned, individually or as a group, 2% or more of the outstanding common stock for at least one year as of the date the recommendation is submitted. Shareholder recommendations must be submitted to the Secretary of the Company in writing via certified U.S. mail not less than 120 days prior to the first anniversary of the date of the Proxy Statement relating to the Company’s previous Annual Meeting. Recommendations must be addressed as follows:
Home BancShares, Inc.
Attn: Corporate Secretary
P.O. Box 966
Conway, Arkansas 72033
DIRECTOR CANDIDATE RECOMMENDATION
     Generally, candidates for a director position should possess:
•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	the highest character and integrity and a reputation for working constructively with others;

•	sufficient time to devote to meetings and consultation on Board matters; and

•	freedom from conflicts of interest that would interfere with their performance as a director.

     The full text of our “Policy Regarding Director Recommendations by Stockholders” and “Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy” are published on our website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
How Can I Communicate Directly with the Board?
     Shareholder communications to the Board of Directors, any committee of the Board of Directors, or any individual director must be sent in writing via certified U.S. mail to the Corporate Secretary at the following address:
Home BancShares, Inc.
Attn: Corporate Secretary
P.O. Box 966
Conway, Arkansas 72033
     Our “Stockholder Communications Policy” is published on the Company’s website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
How Do I Vote?
     The enclosed proxy card indicates the number of shares you own. There are four ways to vote:
•	By Internet at www.investorvote.com; we encourage you to vote this way.

•	By toll-free telephone at the number shown on your proxy card.

•	By completing and mailing your proxy card.

•	By written ballot at the Meeting.
     If you vote by Internet or telephone, your vote must be received by 1:00 a.m. on May 9, 2007. Your shares will be voted as you indicate. If you do not indicate your voting preferences, C. Randall Sims and Randy Mayor will vote your shares FOR Proposals 1, 2, 3 and 4.
     If you Vote by Telephone or on the Internet, You Do NOT Need to Return Your Proxy Card.
     If you complete and properly sign the accompanying proxy card and return it to the Company, or tender your vote via telephone or the Internet, it will be voted as you direct. If you attend the Meeting, you may deliver your completed proxy card in person. A proxy duly executed and returned by a shareholder, and not revoked prior to or at the Meeting, will be voted in accordance with the shareholder’s instructions on such proxy.
     If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or Internet.

What Are the Board’s Recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with each proposal in this Proxy Statement. In summary, the Board recommends a vote:
•	For the election of the nominated slate of directors (see pages 9-35).

•	For the approval of an amendment to the Company’s Restated Articles of Incorporation, as amended, to increase the authorized shares of common stock from 25,000,000 to 50,000,000 (see pages 36-37).

•	For the approval of an amendment to the Company’s 2006 Stock Option and Performance Incentive Plan to increase the number of shares reserved for issuance under such plan to 1,500,000 (see pages 37-41).

•	For the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm (see pages 42-44).
     As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. With respect to any other matter that properly comes before the Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.
What Vote Is Required to Approve Each Proposal?
•	Election of Directors. The affirmative vote of a plurality of the votes cast in person or by proxy at the Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more of the directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

•	Other Proposals. For each other proposal, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.
     If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
     The authorized common stock of the Company consists of 25,000,000 shares at $0.01 par value. As of the close of business on March 23, 2007, there were 17,221,938 shares eligible to vote.

Can I Change My Vote After I Return the Proxy Card?
     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and so request, although attendance at the Meeting will not by itself revoke a previously granted proxy.
How Many Directors Are There?
     Our Restated Articles of Incorporation provide that the number of directors shall not be less than two nor more than fifteen, with the exact number to be fixed by the shareholders or the Board. Currently, we have twelve directors.
How Long Do Directors Serve?
     Our Bylaws provide that the directors shall serve a term of one year and until their successors are duly elected and qualified. The shareholders of the Company elect successors for directors whose terms have expired at the Annual Meeting. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board.
Do the Shareholders Elect the Executive Officers?
     No. Executive officers are elected by the Board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation or removal.
You Should Carefully Read this Proxy Statement in its Entirety.
[Remainder of page intentionally left blank.]

PROPOSAL ONE – ELECTION OF DIRECTORS

     Our Restated Articles of Incorporation provide that the number of directors shall not be less than two nor more than fifteen, with the exact number to be fixed by the shareholders or the Board. The Board of Directors proposes that the nominees for directors described below be re-elected for a new term of one year and until their successors are duly elected and qualified. All nominees are currently serving as directors.
     Each of the nominees has consented to serve the term for which he is nominated. If any nominee becomes unavailable for election, which is not anticipated, the directors’ proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the meeting.
The Board of Directors Recommends that Shareholders Vote
FOR
Each of the Nominees Listed Herein
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
     The names of the Company’s directors and executive officers as of March 23, 2007, and their respective ages and positions are as follows:
[Table follows on next page.]

			Positions Held
Name	Age	Positions Held	with Bank Subsidiaries
John W. Allison	60	Chairman of the Board and Chief Executive Officer	Chairman of the Board, First State Bank; Director, Community Bank, Twin City Bank, Bank of Mountain View, and Marine Bank

Ron W. Strother	58	President, Chief Operating Officer, and Director	Director, First State Bank, Community Bank, Twin City Bank, and Bank of Mountain View

Randy E. Mayor	42	Chief Financial Officer and Treasurer	Director, First State Bank

C. Randall Sims	52	Director and Secretary	President, Chief Executive Officer, and Director, First State Bank; Director Community Bank

Brian S. Davis	41	Director of Financial Reporting and Investor Relations Officer

Richard H. Ashley	51	Vice Chairman of the Board	Chairman of the Board, Twin City Bank; Director, Community Bank

Dale A. Bruns	64	Director	Director, First State Bank and Twin City Bank

Richard A. Buckheim	63	Director	Chairman of the Board, Marine Bank

Jack E. Engelkes	57	Director	Director, First State Bank

Frank D. Hickingbotham	70	Director

Herren C. Hickingbotham	48	Director	Director, Twin City Bank

James G. Hinkle	58	Director	Chairman of the Board, Bank of Mountain View

Alex R. Lieblong	56	Director

William G. Thompson	59	Director	Director, Community Bank

Robert F. Birch, Jr.	57	—	President, Chief Executive Officer, and Director, Twin City Bank

Tracy M. French	45	—	President, Chief Executive Officer, and Director, Community Bank

Robert Hunter Padgett	48	—	President, Chief Executive Officer, and Director, Marine Bank

Michael L. Waddington	64	—	Chief Executive Officer and Director, Bank of Mountain View

NOMINEES FOR DIRECTOR
     The twelve director nominees consist of the current twelve members of the Board. Their experience and qualifications as Board members are as follows:

John W. Allison	Director Since 1998
     John W. Allison is the founder and has been Chairman of the Board of Home BancShares since 1998. He also serves on the Asset/Liability Committee of Home BancShares. Mr. Allison has more than 23 years of banking experience, including service as Chairman of First National Bank of Conway from 1983 until 1998, and as a director of First Commercial Corporation from 1985 (when First Commercial acquired First National Bank of Conway) until 1998. At various times during his tenure on First Commercial’s board, Mr. Allison served as the Chairman of that company’s Executive Committee and as Chairman of its Asset Quality Committee. Prior to its sale to Regions Financial Corporation in 1998, First Commercial was a publicly traded company and the largest bank holding company headquartered in Arkansas, with approximately $7.3 billion in assets.

Ron W. Strother	Director Since 2004
     Ron W. Strother has been President, Chief Operating Officer, and a director of Home BancShares since 2004. He also serves as Chairman of the Asset/Liability Committee of Home BancShares. Mr. Strother has more than 34 years of banking experience, which includes serving as Regional Chief Executive Officer over Central Arkansas for Arvest Bank Group (Bentonville) from 2000 to 2004, Chairman and Chief Executive Officer of Central Bank & Trust Company (Little Rock) from 1996 to 2000, President and Chief Operating Officer of First Commercial Bank (Little Rock) from 1991 to 1994, President of First Commercial Mortgage Company from 1984 to 1987, and President of Commercial National Mortgage Company from 1981 to 1984. Mr. Strother began his career in 1973 with Commercial National Bank (Little Rock), which became First Commercial Bank in 1983.

C. Randall Sims	Director Since 1998
     C. Randall Sims has been President and Chief Executive Officer of First State Bank and a director of Home BancShares since 1998. He has served as Secretary of Home BancShares since 1998. Prior to joining First State Bank, Mr. Sims was an executive vice president with First National Bank of Conway. He holds a Juris Doctor degree from the University of Arkansas at Little Rock School of Law and a Bachelor of Arts degree in accounting and business administration from Ouachita Baptist University in Arkadelphia, Arkansas. He attended the Graduate School of Banking at the University of Wisconsin and is an honor graduate of the American Bankers Association National Lending School held at the University of Oklahoma. Mr. Sims currently serves as a Trustee at the University of Central Arkansas and as Chairman of the Conway Christian School Board.

Richard H. Ashley	Director Since 2004
     Richard H. Ashley has been a director of Home BancShares since 2004 and has served as Vice Chairman of Home BancShares since 2006. He also serves on the Asset/Liability Committee and the Compensation Committee of Home BancShares. Mr. Ashley was one of the original stockholders and organizers of Twin City Bank in 2000. He has served as a director of the bank since 2000 and as Chairman since 2002. Mr. Ashley is President and owner of the Ashley Company, a privately held company involved in land development and investment in seven states throughout the United States since 1978.

Dale A. Bruns	Director Since 2004
     Dale A. Bruns has been a director of Home BancShares since 2004 and a director of First State Bank since 1998. Mr. Bruns has also served as a director of Twin City Bank since 2000 and FirsTrust Financial Services since 2004. Mr. Bruns is the chairman of the compensation committees for Home BancShares, First State Bank, and Twin City Bank and is a member of the Nominating and Corporate Governance Committee of Home BancShares. Prior to his service with First State Bank, he served as a director of the First National Bank of Conway from 1985 to 1998. Mr. Bruns has owned and operated several McDonald’s restaurants located in central Arkansas. He is also the owner of Central Arkansas Sign Company, Inc. He currently serves on the impact committee for the McDonald’s Great Southern Region and the purchasing committee of the Central Arkansas McDonald’s Cooperative, and is a past member of the McDonald’s National Operator advisory board of directors. Mr. Bruns attended the University of Northern Iowa and the Harvard Business School Program for Management Development.

Richard A. Buckheim	Director Since 2005
     Richard A. Buckheim has been a director of Home BancShares since 2005. He has also been appointed to serve on the Compensation Committee of Home BancShares beginning in 2007. Mr. Buckheim was one of the original organizers of Marine Bank in 1995 and has been active in its management since the bank opened. Since 2000, he has been Chairman of the Board of the bank and has served on the bank’s compensation committee. Mr. Buckheim formerly owned two restaurants in Key West, Florida. Prior to moving to Key West, he founded and served as President of Buckheim and Rowland, Inc., a Michigan-based advertising and marketing company with offices in Ann Arbor, Detroit, New York, New York, and Melbourne, Florida.

Jack E. Engelkes	Director Since 2004
     Jack E. Engelkes has been a director of Home BancShares since 2004 and a director of First State Bank since 1998. He also serves as Chairman of the Audit Committee and a member of the Compensation Committee of Home BancShares. From 1995 to 1998, he served as a director of First National Bank of Conway. Since 1990, Mr. Engelkes has served as managing partner in the accounting firm of Engelkes, Conner and Davis, Ltd. He became President of the Board of Conway Regional Health Foundation in 2006. He has also been a director of the Conway Regional Medical Center since 2005 and the Conway Development Corporation since 2000. Mr. Engelkes holds a bachelor’s degree in Business and Economics from Hendrix College in Conway.

Frank D. Hickingbotham	Director Since 2004
     Frank D. Hickingbotham has been a director of Home BancShares since 2004. He also serves as a member of the Nominating and Corporate Governance Committee of Home BancShares. In 1989, Mr. Hickingbotham founded FDH Bancshares, which was acquired by First Commercial Corporation in 1995. Mr. Hickingbotham also founded TCBY Enterprises, Inc., a publicly traded worldwide manufacturer, franchiser and distributor of frozen yogurt, in 1981, and served as the company’s Chairman and Chief Executive Officer until the company was sold in 2000. Since 2000, he has been the Chairman and Chief Executive Officer of Hickingbotham Investments, Inc., a privately held diversified company with interests in banking, real estate, automobile and motorcycle dealerships, and food service equipment sales and distribution. Mr. Hickingbotham is the father of Home BancShares director Herren C. Hickingbotham.

Herren C. Hickingbotham	Director Since 2004
     Herren C. Hickingbotham has been a director of Home BancShares since 2004 and a director of Twin City Bank since 2002. He also serves on the Audit Committee of Home BancShares. From 1986 to 2000, Mr. Hickingbotham served as President and Chief Operating Officer of TCBY Enterprises, Inc., a publicly traded worldwide manufacturer, franchiser and distributor of frozen yogurt. He served on the board of directors of TCBY from 1983 to 2000. Since 2000, Mr. Hickingbotham has been a principal in Hickingbotham Investments, Inc., a privately held diversified company with interests in banking, real estate, automobile and motorcycle dealerships, and food service equipment sales and distribution. Mr. Hickingbotham is the son of Home BancShares director Frank D. Hickingbotham.

James G. Hinkle	Director Since 2005
     James G. Hinkle has been a director of Home BancShares since 2005. Mr. Hinkle currently serves as Chairman of the Bank of Mountain View and as a member of the Asset/Liability Committee of Home BancShares. He has over 25 years of banking experience. From 1995 to 2005, he served as President of Mountain View BancShares, Inc., until the company’s merger into Home BancShares. He served as President of the Bank of Mountain View from 1981 to 2005.

Alex R. Lieblong	Director Since 2003
     Alex R. Lieblong has been a director of Home BancShares since 2003. He served as a director of First State Bank from 1998 to 2002 and has served as an advisory director of First State Bank since 2002. He also serves as Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee of Home BancShares. Mr. Lieblong became a director of Lodgian, Inc., a publicly traded owner and operator of hotels, in 2006. He also currently serves on the board of directors of Ballard Petroleum, a privately held energy company. Since 1997, Mr. Lieblong has been an owner and general principal in the brokerage firm of Lieblong & Associates, Inc. Prior to Lieblong & Associates, Inc., he held management positions with Paine Webber, Merrill Lynch, and E.F. Hutton. Mr. Lieblong was a founder and has been managing partner of Key Colony Fund, L.P., a hedge fund, since 1998.

William G. Thompson	Director Since 2004
     William G. Thompson has been a director of Home BancShares since 2004 and a director of Community Bank since 1988. He also serves on the Audit Committee and the Nominating and Corporate Governance Committee of Home BancShares. Mr. Thompson has over 25 years of banking experience. From 2002 to 2004, he served as Chairman of the Board of Community Bank. Mr. Thompson owns several privately held businesses located in Cabot, Arkansas, including Transloading Service Inc., Thompson Service Inc., and Thompson Sales Inc.
CORPORATE GOVERNANCE
Duties of the Board
     The Board of Directors has the responsibility to serve as the trustee for the shareholders. It also has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board, however, is not involved in day-to-day operating details. Members of the Board are kept informed of the Company’s business through discussion with the Chief Executive Officer and other officers, by reviewing analyses and reports sent to them quarterly, and by participating in Board and Committee meetings.

Corporate Governance Guidelines and Policies
     We believe that good corporate governance helps ensure that the Company is managed for the long-term benefit of its shareholders. We continue to review our corporate governance policies and practices, corporate governance rules and regulations of the Securities and Exchange Commission (the “SEC”), and the listing standards of the Nasdaq Stock Market on which our common stock is traded. The Board has adopted various corporate governance guidelines and policies to assist the Board in the exercise of its responsibilities to the Company and its shareholders. The guidelines and policies address, among other items, director independence and director qualifications. You can access and print our corporate governance guidelines and policies, including the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, our Corporate Code of Ethics for Directors, Executive Officers and Employees and other Company policies and procedures required by applicable law or regulation, on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
Director Independence
     Nasdaq rules require that a majority of the directors of Nasdaq-listed companies be “independent.” An “independent director” generally means a person other than an officer or employee of the listed company or its subsidiaries, or any other individual having a relationship which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Certain categories of persons are deemed not to be independent under the Nasdaq rules, such as persons employed by the listed company within the last three years, and persons who have received (or whose immediate family members have received) payments exceeding a specified amount from the listed company within the last three years, excluding payments that are not of a disqualifying nature (such as compensation for board service, payments arising solely from investments in the listed company’s securities, and benefits under a tax-qualified retirement plan). Nasdaq rules impose somewhat more stringent independence requirements on persons who serve as members of the audit committee of a listed company.
     Of the twelve persons who currently serve on our Board of Directors, we believe that nine are “independent” for purposes of Nasdaq rules. Messrs. Allison, Strother, and Sims are not considered independent because they are officers of Home BancShares. The Board has also determined that no member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee has any material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and that all members of these committees meet the criteria for independence under the Nasdaq listing standards.
Code of Ethics
     We have adopted a Code of Ethics that applies to all of our directors, officers, and employees. We believe our Code of Ethics is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by us, compliance with applicable laws, prompt internal reporting of ethics violations, and accountability for adherence to the Code of Ethics. This Code of Ethics is published in its entirety on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.” We will post on our website any amendment to this code and any waivers of any provision of this code made for the benefit of any of our senior executive officers or directors.

BOARD MEETINGS AND COMMITTEES OF THE BOARD
     The business of the Company is managed under the direction of the Board of Directors, who meet on a regularly scheduled basis during the calendar year to review significant developments affecting the Company and to act on matters that require Board approval. Special meetings are also held when Board action is required on matters arising between regularly scheduled meetings.
     All members of the Board are strongly encouraged to attend each meeting of the Board and meetings of the Board Committees on which they serve, as well as the Annual Meeting. The Board of Directors held four regularly scheduled meetings and two telephonic meetings during calendar year 2006. During this period all members of the Board participated in at least 75% of all meetings, including the Annual Meeting. Our “Director Attendance Policy” is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     Our Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Asset/Liability Committee. Committee members are elected annually by the Board and serve until their successors are elected and qualified or until their earlier resignation or removal.
     The following table discloses the Board members who served on each of the Board’s committees and the number of meetings held by each committee during calendar year 2006.

Nominating
and Corporate
	Audit	Compensation	Governance	Asset/Liability
John W. Allison				X
Richard H. Ashley		X		X
Dale A. Bruns		Chair	X
Jack E. Engelkes	Chair	X
Frank D. Hickingbotham			X
Herren C. Hickingbotham	X
James G. Hinkle				X
Alex R. Lieblong	X		Chair
Ron W. Strother				Chair
William G. Thompson	X		X

Number of Meetings	3	3	—	2
     On January 19, 2007, the Board voted to appoint Richard A. Buckheim as an additional member of the Compensation Committee for 2007 and to retain all other committee appointments as shown above for calendar year 2006.

Audit Committee
     The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of our accounting and financial reporting processes and our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and our independent auditors. In fulfilling its duties, the Audit Committee, among other things:
•	prepares the Audit Committee report for inclusion in the annual proxy statement;

•	appoints, compensates, retains and oversees the independent auditors;

•	pre-approves all auditing and appropriate non-auditing services performed by the independent auditor;

•	discusses with the internal and independent auditors the scope and plans for their respective audits;

•	reviews the results of each quarterly review and annual audit by the independent auditors;

•	reviews the Company’s financial statements and related disclosures in the Company’s quarterly and annual reports prior to filing with the SEC;

•	reviews the Company’s policies with respect to risk assessment and risk management;

•	reviews the Company’s internal controls, the results of the internal audit program, and the Company’s disclosure controls and procedures and quarterly assessment of such controls and procedures;

•	establishes procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding such matters; and

•	reviews the Company’s legal and regulatory compliance programs.
     The Board of Directors has adopted a written charter for the Audit Committee that meets the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     The Audit Committee is comprised of Jack E. Engelkes, Chairman, Herren C. Hickingbotham, Alex R. Lieblong and William G. Thompson, each of whom served as a member of the Committee during the entire calendar year of 2006. The Board has determined that each member of the Committee satisfies the independence requirements of the Nasdaq listing standards, that each member of the Committee is financially literate, knowledgeable and qualified to review financial statements, and that Mr. Engelkes has the attributes of an “audit committee financial expert” as defined by the regulations of the SEC.

Compensation Committee
     The Compensation Committee aids the Board in discharging its responsibility with respect to the compensation of our executive officers and directors. The Compensation Committee is responsible for evaluating and approving the Company’s compensation plans and policies and for communicating the Company’s compensation policies to shareholders in our annual proxy statement. In fulfilling its duties, the Compensation Committee, among other things:
•	reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”);

•	evaluates the performance and determines the annual compensation of the CEO and COO in accordance with these goals and objectives;

•	reviews and approves the amounts and terms of the annual compensation for our other executive officers;

•	reviews and approves employment agreements, severance agreements or arrangements, retirement arrangements, change in control agreements/provisions and special or supplemental benefits for the executive officers;

•	reviews and makes recommendations to the Board with respect to incentive based compensation plans and equity based plans, and establishes criteria for and grants awards to participants under such plans;

•	reviews and recommends to the Board the compensation for our directors; and

•	reviews and recommends to the Board that the Compensation Discussion and Analysis be included in the annual proxy statement and Form 10-K annual report.
     The Board of Directors has adopted a written charter for the Compensation Committee that meets the applicable standards of the SEC and Nasdaq. The Compensation Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     The Compensation Committee is comprised of Dale A. Bruns, Chairman, Richard H. Ashley and Jack E. Engelkes, each of whom served as a member of the Committee during the entire calendar year of 2006. The Board has determined that each member of the Committee satisfies independence requirements of the Nasdaq listing standards and Section 162(m) of the Internal Revenue Code of 1986, as amended.
     The Compensation Committee charter authorizes the Committee to delegate to subcommittees of the Committee any responsibility the Committee deems necessary or appropriate. The Committee shall not, however, delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. The Committee did not utilize the services of a subcommittee in 2006.
     The CEO provides recommendations to the Committee regarding the form and amount of compensation paid to executive officers who report directly to him. Additionally, the CEO and COO regularly attend Committee meetings, other than executive sessions. Traditionally, management has provided to the Committee historical and prospective breakdowns of primary compensation components for each executive officer, including internal pay equity analyses.

     Historically, the Committee meets each February to finalize discussion regarding the Company’s performance goals for the previous and current year with respect to performance-based compensation to be paid to executive officers and to approve its report for the annual proxy statement. These goals are approved within 90 days of the beginning of the year. Each year in December, the Committee generally discusses any new compensation issues, the compensation, bonus and incentive plan award analyses and the engagement of a compensation consultant for annual executive and director compensation. The Committee also meets in December to:
1.	review and discuss the recommendations made by the CEO;

2.	review the performance of the Company and the individual officers;

3.	review the level to which the Company’s performance goals were attained and approve short-term cash bonus and long-term incentive awards; and

4.	determine the executive officers’ base salaries for the following year.
     Management also advises the full Board, including the Committee members, throughout the year of new issues and developments regarding executive compensation during the year.
     Compensation Committee Interlocks And Insider Participation
     During 2006, Messrs. Bruns, Ashley, and Engelkes served as members of the Compensation Committee. None of these three directors during 2006 or at any previous time served as an officer or employee of Home BancShares or any of our bank subsidiaries. During 2006, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our independent directors served as an executive officer. See “Certain Relationships and Related Transactions” for information concerning transactions during 2006 involving Mr. Ashley.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee develops and maintains the corporate governance policies of the Company. The Committee’s responsibilities include, among other things:
•	developing and maintaining the Company’s corporate governance policies;

•	identifying, screening and recruiting qualified individuals to become Board members;

•	determining the composition of the Board and its committees;

•	assisting the Board in assessing the Board’s effectiveness;

•	assisting management in preparing the disclosures regarding the Committee’s operation to be included in the Company’s annual proxy statement; and

•	reviewing and approving all related party transactions.
     The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee that meets the applicable standards of the SEC and Nasdaq. The Nominating and Corporate Governance Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

     The Nominating and Corporate Governance Committee, which was formed by the Company in 2006, is comprised of Alex R. Lieblong, Chairman, Dale A. Bruns, Frank D. Hickingbotham, and William G. Thompson. The Board has determined that all members of the Committee satisfy independence requirements of the Nasdaq listing standards. The Nominating and Corporate Governance Committee met in March 2007 to select director nominees to be voted on at the Annual Meeting.
     Director Candidate Qualifications
     The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy outlines the qualifications the Committee looks for in a director nominee. Generally, the candidate should possess:
•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	the highest character and integrity and a reputation for working constructively with others;

•	sufficient time to devote to meetings and consultation on Board matters; and

•	freedom from conflicts of interest that would interfere with performance as a director.
     More specifically, the Nominating Committee seeks candidates who possess various qualifications or skills, including leadership experience in business or other relevant fields, knowledge of the Company and the financial services industry, experience in serving as a director of another financial institution or public company generally, wisdom, integrity, analytical ability, familiarity with and participation in the communities served by the Company and its subsidiaries, commitment to and availability for services as a director, and any other factors the Committee deems relevant.
     Director Nominations Process
     After assessing and considering prevailing business conditions of the Company, legal and listing standard requirements for Board composition, the size and composition of the current Board, and the skills and experience of current Board members, any of the Chairman, the Nominating Committee or any Board member may identify the need to add a Board member or to fill a vacancy on the Board. The Committee identifies qualified director nominees from among persons known to the members of the Committee, by reputation or otherwise, and through referrals from trusted sources, including senior management, existing Board members, shareholders and independent consultants hired for such purpose. The Committee may request that senior officers of the Company assist the Committee in identifying and assessing prospective candidates who meet the criteria established by the Board.
     The Nominating Committee evaluates candidates based upon the candidate’s qualifications, recommendations, or other relevant information, including a personal interview. The Committee meets to consider and approve the candidates to be presented to the Board. The Committee then presents its proposed nominees to the full Board. The Board considers the recommendations of the Committee and approves candidates for nomination.

     The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy is published on our website at www.homebancshares.com under the caption “Investor Relations"/“Corporate Profile"/“Governance Documents.”
Asset/Liability Committee
     Our Asset/Liability Committee consists of John W. Allison, Richard H. Ashley, James G. Hinkle, and Ron W. Strother. Mr. Strother serves as Chairman of the Asset/Liability Committee. The Asset/Liability Committee meets monthly, and is primarily responsible for:
•	development and control over the implementation of liquidity risk and market risk management policies;

•	review of interest rate movements, forecasts, and the development of the Company’s strategy under specific market conditions; and

•	continued monitoring of the overall asset/liability structure of our bank subsidiaries to minimize interest rate sensitivity and liquidity risk.
REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
     In accordance with its written charter, which was approved in its current form by the Board of Directors on January 20, 2006, the Audit Committee assists the Board in, among other things, oversight of our accounting and financial reporting processes, our compliance with legal regulatory requirements, the qualifications and independence of the independent auditors and the performance of the internal and independent auditors. A copy of the Audit Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relation"/“Corporate Profile"/“Governance Documents.”
     Our Board of Directors has determined that all four members of the Committee are independent based upon the independence requirements of the SEC and Nasdaq, and that our Chairman, Mr. Engelkes, satisfies the criteria of an “audit committee financial expert” as defined by the regulations of the SEC.
     Management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of our accounting principles and reporting policies and for implementing and maintaining internal control over financial reporting. Our independent auditors are responsible for auditing the financial statements and for reviewing our unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures. Except for our Chairman, Mr. Engelkes, the members of the Audit Committee are not engaged in the practice of accounting or auditing and are not professionals in those fields. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States.
     During 2006, the Audit Committee had three meetings. The Audit Committee’s regular meetings were conducted in order to encourage communication among the members of the Audit Committee, management, the internal auditors, and our independent auditors, BKD, LLP. Among other things, the Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The Audit Committee also discussed with our independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”
     The Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2006, with management, the internal auditors, and our independent auditors. Management’s discussions with the Audit Committee included a review of critical accounting policies.
     The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between us and our auditors that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee has reviewed and approved the amount of fees paid to BKD, LLP for audit and non-audit services. The Audit Committee concluded that the provision of services by BKD, LLP is compatible with the maintenance of BKD’s independence.
     Based on the above-mentioned review and discussions with management, the internal auditors, and the independent auditors, and subject to the limitations on our role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2006, for filing with the SEC.
Home BancShares, Inc.
2006 Audit Committee Members
Jack E. Engelkes, Chairman
Herren C. Hickingbotham
Alex R. Lieblong
William G. Thompson
REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
     In accordance with its written charter, which was adopted in its current form by the Board of Directors on January 20, 2006, the Compensation Committee evaluates and approves the plans and policies related to the compensation of the Company’s executive officers and directors. A copy of the Compensation Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relation"/“Corporate Profile"/“Governance Documents.”
     The Committee met three times in 2006 to discuss, among other items, the salaries, bonuses and other compensation of the senior executive officers and other key employees of the Company, including the Chief Executive Officer. The Committee did not act by unanimous written consent at any time in 2006.
     In determining the compensation of the executive officers for 2007, the Committee, among other things, evaluated the performance of the Chief Executive Officer and the other executive officers in light of corporate goals and objectives and reviewed the Chief Executive Officer’s compensation recommendations. The Committee also set the annual cash bonuses of the executive officers for 2006.

     The Compensation Committee reviewed and discussed with management the information provided in the following Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the calendar year ended December 31, 2006, for filing with the SEC.
Home BancShares, Inc.
2006 Compensation Committee Members
Dale A. Bruns, Chairman
Richard H. Ashley
Jack E. Engelkes
EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
     Overview of Compensation Philosophy and Program
     The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee Home BancShares’ compensation and benefit plans and policies, administer its stock plans, and review and approve annually all compensation decisions related to the named executive officers, the board members, and the CEO and Chief Financial Officer (“CFO”). The Committee submits its decision with regard to the CEO and CFO to the independent directors for their ratification.
     The Committee recognizes the importance of compensation and performance and seeks to reward performance with cost-effective compensation that aligns employee efforts with the business strategy of the Company and with the interest of the shareholders. The Committee also recognizes that the compensation should assist the Company in attracting and retaining key executives critical to its long-term success.
     The following principles guide the Committee:

•	Compensation levels should be sufficiently competitive to attract and retain key management for the banks and holding company. The Company hires experienced bank executives that have a track record in the market. Competition is strong for these talented and experienced people. The compensation package must be strong and competitive in that market.

•	Compensation should relate directly to performance and responsibility. Compensation should vary with the performance and responsibility of the individual. It should always be proportional to the contribution to the Company’s success.

•	Short-term incentive compensation should motivate high performance. The Company uses the cash bonus plan to motivate individuals with roles and responsibility that give them the ability to directly impact performance and strategic direction.

•	The Company’s Incentive Stock Option Plan should align management with shareholders’ interests. Awards of stock options or other forms of long-term compensation should encourage management to focus on the long-term growth and success of the Company. It should provide management with a meaningful stake in the Company and the prospects of a long-term career.

     Examples of actions of the Committee to implement this philosophy are:
•	Engaged an independent consultant in 2005 to advise on executive compensation issues.

•	Adopted and recommended to shareholders the 2006 Stock Option and Performance Incentive Plan.

•	Granted stock options to senior executives with 5 year vesting and performance goals.
     The Committee compares total compensation levels for the executive officers to the compensation paid to executives of a peer group comprised of similar financial holding companies of comparable size. For 2006, the peer group consisted of: Alabama National BancCorporation, BancFirst Corp., BancorpSouth, Inc., Bank of the Ozarks, BankAtlantic Bancorp, Inc., BankUnited Financial Corp., First Financial Bankshares, Great Southern Bancorp, IBERIABANK Corporation, Omni Financial Services, Inc., Seacoast Banking Corp. of Florida, Security Bank Corp., Simmons First National Corporation, Southside Bancshares, Southwest Bancorp, Sterling Bancshares, Superior Bancorp, TIB Financial Corp. and United Community Banks.

     The Company did not use the services of an independent compensation consultant to advise on compensation issues in 2006. The Committee will review this decision on an annual basis and employ such a consultant when the Committee determines that it would be helpful.
     Components of Compensation
     The key elements of the Company’s executive compensation program are base salary, short-term incentives (bonuses) and long-term incentives compensation (options). The Company tries to determine the proper mix of base, short-term and long-term incentive compensation. In our markets there are a number of national, regional and community banks. The competition for experienced executives in banking is strong. The Committee understands that being a public company that can offer equity incentives, a community banking philosophy, and an above average base pay puts the Company in a competitive position for strong management. The public market for the stock and its easily accessible value is a positive factor in aligning the management’s interest with that of the shareholders and making them meaningful stakeholders.
     Base Salary
     Base salaries are targeted at the upper levels for the peer group of companies and are adjusted to recognize varying levels of responsibility, individual performance, individual banks performance if appropriate and internal equity issues. The Committee reviews the base salaries of the executive officers annually. This base salary provides the foundation for a total compensation package that is required to attract, retain and motivate the officers. Mr. Allison, CEO, has declined to receive a salary or bonus. He believes that not receiving compensation for his duties as Chairman and CEO, but instead depending on dividends and appreciation in the value of the stock he holds, his interests are best aligned with those of our shareholders. Consistent with this belief, Mr. Allison did not receive a salary in 2006 and does not intend to do so in the future. Generally, base salaries are not directly related to specific measures of performance, but are determined by experience, the scope and complexity of the position, current job responsibilities, and salaries of competing banks. The Company does not use benchmarking.
     Short-term Incentives
     An annual cash bonus plan is intended to reward individual performance for that year. The Compensation Committee reviews the individual performance of the officer, and if they are in charge of a subsidiary bank, the performance of that bank. In evaluating a bank president, the Committee reviews the goals for that subsidiary bank, including return on assets, growth in assets, asset quality, return on equity, gross margin, net income, operating income, net cash flow and regulatory examination results. In evaluating an executive officer of the parent, the Committee reviews the goals of the parent company including shareholder return, earnings per share, and the other criteria noted above. The final consideration is the overall profitability of the Company. The Committee then determines the amount of the awards.
     Long-term Incentives
     Consistent with the Company’s philosophy that favors compensation based upon performance, long-term incentives comprise a significant component of total compensation. In March 2006, the Board of Directors adopted and, at the 2006 annual meeting, the shareholders approved the 2006 Stock Option and Performance Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain highly qualified officers, directors, and key employees, and to encourage those employees to improve our business results. The Committee has set a cliff-vesting date of January 1, 2010, for the currently issued performance based options, and has tied the eligibility for those options to annual or cumulative performance goals for the Company and for individual banks. If the annual goals are met, then a percentage of the options are eligible for exercise at the end of the cliff-vesting period. If annual goals are not met, but the Company meets its five-year cumulative goals, participants in the Plan may still become eligible for 100% of the options originally awarded to them. The Committee believes that these performance based options that are based in part on the results of the subsidiary bank under the direction of the officer and the cliff vesting of all the options provide annual incentives. The stock awards granted in 2006 are achieving their objective, but the Committee will continue to evaluate the need for additional awards.
     It is the policy of the Committee to award grants with an exercise price set at the fair market value on the date of the grant. The Company does not have a practice of timing option grants to coordinate with the release of material non-public information. Although the Plan is less than one year old, it is the intention of the Committee to evaluate opportunities under the Plan along with the annual setting of salaries and awarding bonuses. The Committee will also consider awards under the Plan if appropriate in recruiting a new employee. The Committee does not have a policy of adjusting awards if performance goals are not met.
     Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that Home BancShares may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option awards are generally performance-based meeting those requirements and, as such, are deductible. We do not currently have any executive officer with compensation of $1,000,000 and the Compensation Committee has not adopted a policy with regard to this issue.
     Post-Termination Benefits
     We do not have any employment, salary continuation, or severance agreements currently in effect for any of our executive officers.
     Supplemental Executive Retirement Plan
     Prior to our acquisition of Community Bank, the bank purchased life insurance policies on its President and Chief Executive Officer, Tracy M. French. The policies offset benefit expenses associated with a supplemental annual retirement benefit that grows on a tax-deferred basis. A portion of the benefit is determined by an indexed formula. The balance of the benefit is determined by crediting interest on the accrued balances. The calculation for the benefit expense accrual is: insurance policy income minus opportunity cost plus interest. The opportunity cost is determined by the bank and is equal to the one year Treasury Bill rate. Community Bank retains the opportunity cost. Prior to Mr. French’s retirement, any earnings in excess of the opportunity costs are accrued to a liability reserve account for his benefit. In addition, that liability account is credited with interest at a rate of 8.0%. At retirement, this liability reserve account is amortized with interest and paid out over a period of 15 years. Subsequent to the liability account being paid out in full, Mr. French will begin receiving an “index retirement benefit” payable for life. If Mr. French dies while there is a balance in his account, this balance will be paid in a lump sum to Mr. French’s beneficiaries.
     Community Bank has all ownership rights in the death benefits and surrender values of the insurance policy on Mr. French. Its obligations under the retirement benefit portion of this policy are unfunded; however, the bank has purchased life insurance policies on Mr. French that are actuarially designed to offset the annual expenses associated with the benefit portion of the policy and will, given reasonable actuarial assumptions, offset all of the cost during Mr. French’s lifetime and provide a complete recovery of costs at death.
     The Compensation Committee is currently investigating a retirement benefit plan for the Chairman and Chief Executive Officer, John W. Allison. The Committee is planning to recommend to the Board of Directors a $250,000 annual benefit that would begin on Mr. Allison’s 65th birthday and continue for his lifetime.

     401(k) Plan
     All our full- and part-time employees over the age of 21 are eligible to participate in our 401(k) Plan immediately. We contribute a matching contribution equal to 50% of the participants’ first 6% of deferred compensation contribution. In addition, we may make a discretionary contribution of up to 3% of total compensation.
     Health and Insurance Benefits
     Our full-time officers and employees are provided hospitalization and major medical insurance. We pay a substantial part of the premiums for these coverages. All insurance coverage under these plans is provided under group plans on generally the same basis to all of our full-time employees. Also, we provide other basic insurance coverage including dental, life, and long-term disability insurance.
     In 2004, First State Bank adopted an endorsement split dollar life insurance plan which provides for the purchase of life insurance policies insuring the life of Mr. Allison. Both the bank and Mr. Allison have an interest in each of the policies, and therefore, this is classified as an endorsement split-dollar plan. Mr. Allison’s beneficiaries will be entitled to an amount equal to 50% of the net-at-risk insurance portion of the total proceeds. The net-at-risk portion is the total proceeds less the cash value of the policy. Mr. Allison recognizes the economic value of this death benefit each year on his individual income tax return. The beneficiaries of the policies are named by Mr. Allison and the bank will receive the remainder of the death benefit. The bank has all ownership rights in the death benefits and surrender values of the policies. The premium paid on June 4, 2004, for the policies was $4.8 million. Effective December 22, 2006, the death benefits payable under these policies split between the bank and Mr. Allison’s beneficiaries. If the death benefit were paid in 2007, approximately $7.7 million would be paid to the bank and approximately $2.4 million would be paid to Mr. Allison’s beneficiaries.
     Pension Plans
     In connection with the acquisition of Bank of Mountain View and Community Bank, we assumed two defined benefit pension plans. The Community Bank plan was frozen in 2000, and the Bank of Mountain View plan was frozen at the time of the acquisition. As a result, there have been no new participants in the plans and additional benefits earned. None of our executive officers or directors are participants in these frozen plans. The two plans have combined assets of $2.6 million as of December 31, 2006. We made no employer contributions to the plans in 2006.
     Perquisites
     Home Bancshares provided certain perquisites to executive management in 2006. These perquisites included country club dues, gasoline for personal cars, 401(k) contributions, and the use of company owned cars. The Company does not own its own airplane, but does use an airplane owned by Mr. Allison’s company, Capital Buyers. An employee of the Company is a pilot and flies the airplane. Mr. Allison also uses the pilot for personal travel which may or may not occur during working hours. When the Company uses the plane, Capital Buyers charges the Company for out of pocket expenses only.

     Compensation of the Chairman and Chief Executive Officer
     As of December 31, 2006, Mr. Allison received no salary or bonus from the Company. He has stated publicly to investors and to the Compensation Committee that he does not want a salary so that his interests are the same as the investors. His compensation will come from an increase in stock value. On March 13, 2006, Mr. Allison received 62,400 performance based stock options at the then fair market value of $13.18 per share. He surrendered SARS of approximately the same value. The stock options vest on January 1, 2010, if the Company meets stated performance goals. Twenty percent of the options become eligible for exercise every year if the Company meets the annual performance goals. If the annual performance goals are not met, that 20% of the options would only become eligible if before January 1, 2010, the Company had met the cumulative goals. The Company met its annual goals in 2006. Therefore, 12,480 options became eligible and can be exercised by Mr. Allison on January 1, 2010, if he is still holding office with the Company at that time. The Committee believes that Mr. Allison’s compensation arrangement is very beneficial to shareholders.
     At its meeting on January 19, 2007, the Compensation Committee discussed a plan to provide Mr. Allison an annual benefit of $250,000 a year beginning on his 65th birthday and continuing for his life. The Committee is continuing to investigate such a plan and hopes to make a recommendation to the Board at its April 20, 2007, meeting. During its January meeting the Committee also awarded Mr. Allison 20,000 stock options that will vest 50% in one year from the date of grant and 50% in two years from the date of grant. The exercise price of these options is $24.15, the fair market value on date of grant. The Committee based the award on its conclusion that, through Mr. Allison’s leadership, the Company had completed a very successful year, which included an initial public stock offering.
Executive Compensation
     The following table sets forth various elements of compensation awarded to or paid by us for services rendered in all capacities by our CEO, our CFO and our three other most highly-compensated executive officers, our “named executive officers,” during the fiscal year ended December 31, 2006:
[Table follows on next page.]

Summary Compensation Table

							Change in
							pension value
							and non-
							qualified
						Non-equity	deferred
Name and				Stock		incentive plan	compensation	All other
principal position	Year	Salary	Bonus	awards	Option awards	compensation	earnings	compensation		Total
John W. Allison,	2006	—	—	—	$50,781	—	—	$93,070	(1)	$143,851
Chairman and Chief
Executive Officer

Randy E. Mayor,	2006	$185,000	$83,250	—	28,829	—	—	11,677	(2)	308,756
Chief Financial
Officer and
Treasurer

Ron W. Strother,	2006	267,500	26,750	—	65,520	—	—	18,686	(3)	378,456
President and
Chief Operating
Officer

Tracy M. French,	2006	197,836	82,250	—	24,024	—	$40,437	11,087	(4)	355,634
President of
Community Bank

C. Randall Sims,	2006	200,000	90,000	—	28,829	—	—	13,196	(5)	332,025
President of First
State Bank

(1)	Mr. Allison used a pilot employed by the Company for personal trips in an airplane owned by Capital Buyers, a company owned by Mr. Allison. The incremental cost of those services were determined to be $7,000, using $500 per day (the current rate for a commercial pilot) times 14 days of personal travel. Other compensation also includes Company Board of Directors fees, $12,000; subsidiary bank director fees, $56,525; committee fees, $9,850; gasoline for personal car, $3,224; country club dues, $4,365; and Company-owned life insurance ownership, $106.

(2)	Includes country club dues, $1,965; and 401(k) contribution, $9,712.

(3)	Includes personal use of Company car, $4,186; and 401(k) contribution, $14,500. The incremental cost of the car was determined by multiplying the percentage of personal miles times the annual lease value of the car.

(4)	Includes gasoline for personal car, $1,212; personal use of Company car, $3,930; and 401(k) contribution, $5,945. The cost of the personal use of the car was determined by the procedure described in Note 3 above.

(5)	Includes gasoline for personal car, $543; personal use of Company car, $2,350; country club dues, $2,272; and 401(k) contribution, $8,031. The cost of the personal use of the car was determined by the procedure described in Note 3 above.
     Employment Agreements
     We currently do not have any employment, salary continuation or severance agreements in effect with any of our executive officers.

Stock Awards and Stock Option Grants
     In 2006, our board of directors adopted and, at the 2006 annual meeting, our shareholders approved the Home BancShares 2006 Stock Option and Performance Incentive Plan. Since March 1, 2006, options to purchase an aggregate of 392,086 shares of common stock (net of options cancelled) have been granted pursuant to the Plan, and options to purchase 55,329 shares have been exercised. Options to purchase 1,031,081 shares remained outstanding under the Plan as of such date, and options to purchase 113,590 shares of common stock remained available for future grant under the Plan. See “PROPOSAL THREE – APPROVAL OF AMENDMENT TO THE COMPANY’S 2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN” for more information on the 2006 Stock Option and Performance Incentive Plan.
     The following table contains information about awards granted pursuant to the Plan to each of our named executive officers during the fiscal year ended December 31, 2006:
Grants of Plan-Based Awards Table

		Estimated future payouts under			Estimated future payouts under
		non-equity incentive plan awards			equity incentive plan awards				All other
option
								All other	awards:	Exercise
								stock	number	or base
								awards:	of	price of
								number	securities	option
								of shares	under-	awards
	Grant							of stock	lying	(per
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or units	options	share)
John W. Allison	3/13/06	—	—	—	—	—	—	—	62,400	$13.18
Randy E. Mayor	3/13/06	—	—	—	—	—	—	—	37,440	13.18
Ron W. Strother	N/A	—	—	—	—	—	—	—	—	—
Tracy M. French	3/13/06	—	—	—	—	—	—	—	31,200	13.18
C. Randall Sims	3/13/06	—	—	—	—	—	—	—	37,440	13.18
     The stock options granted on March 13, 2006, will vest on January 1, 2010. They are subject to annual or cumulative performance goals. If the Company meets its performance goal for the entire period, then all of the stock options will be eligible for exercise on January 1, 2010.
     The Company does not currently have a policy regarding repricing of stock options.
     The following table contains information about unexercised stock options previously granted to each of our named executive officers that are outstanding as of December 31, 2006. The Company has not issued any stock awards; therefore, the table does not include any information related to stock awards:
[Table follows on next page.]

Outstanding Equity Awards at Fiscal Year-End Table

Option Awards
			Equity
			incentive plan
			awards:
	Number of		Number of
	securities		securities
	underlying	Number of securities	underlying
	unexercised	underlying	unexercised	Option	Option
	options	unexercised options	unearned	exercise	expiration
Name	exercisable	unexercisable	options	price	date
John W. Allison	1,200	—	—	$7.33	12/31/2010
	1,200	—	—	7.33	12/31/2011
	1,200	—	—	7.33	12/31/2012
	1,200	—	—	7.33	12/31/2013
	1,200	—	—	7.33	12/31/2014
	300	—	—	8.33	12/31/2011
	300	—	—	8.33	12/31/2012
	300	—	—	8.33	12/31/2013
	300	—	—	8.33	12/31/2014
	300	—	—	8.33	12/31/2015
	300	—	—	9.33	12/31/2012
	300	—	—	9.33	12/31/2013
	300	—	—	9.33	12/31/2014
	300	—	—	9.33	12/31/2015
	300	—	—	9.33	12/31/2016
	300	—	—	10.00	12/31/2013
	300	—	—	10.00	12/31/2014
	300	—	—	10.00	12/31/2015
	300	—	—	10.00	12/31/2016
	—	300	—	10.00	12/31/2017
	300	—	—	11.67	12/31/2014
	300	—	—	11.67	12/31/2015
	300	—	—	11.67	12/31/2016
	—	300	—	11.67	12/31/2017
	—	300	—	11.67	12/31/2018
	300	—	—	12.67	12/31/2015
	300	—	—	12.67	12/31/2016
	—	300	—	12.67	12/31/2017
	—	300	—	12.67	12/31/2018
	—	300	—	12.67	12/31/2019
	75,000	—	—	12.67	7/27/2015
	—	62,400	—	13.18	3/13/2016
	135	—	—	6.14	3/20/2012
	1,935	—	—	6.14	12/31/2009
	774	—	—	6.14	3/31/2011
	1,212	—	—	11.34	12/31/2013
	1,212	—	—	11.34	12/31/2014
	3,636	—	—	11.34	1/1/2015

Option Awards
			Equity
			incentive plan
			awards:
	Number of		Number of
	securities		securities
	underlying	Number of securities	underlying
	unexercised	underlying	unexercised	Option	Option
	options	unexercised options	unearned	exercise	expiration
Name	exercisable	unexercisable	options	price	date
John W. Allison (cont’d.)	242	—	—	$11.34	12/31/2014
	970	—	—	11.34	1/1/2015
	1,212	—	—	11.34	1/1/2015
Randy E. Mayor	12,273	—	—	7.33	12/31/2009
	12,273	—	—	7.33	12/31/2010
	12,273	—	—	7.33	12/31/2011
	12,273	—	—	7.33	12/31/2012
	12,273	—	—	7.33	12/31/2013
	—	37,440	—	13.18	3/13/2016
Ron W. Strother	24,000	—	—	12.67	5/25/2016
	—	24,000	—	12.67	5/25/2017
	—	24,000	—	12.67	5/25/2018
	—	24,000	—	12.67	5/25/2019
Tracy M. French	—	31,200	—	13.18	3/13/2016
C. Randall Sims	12,273	—	—	7.33	12/31/2009
	12,273	—	—	7.33	12/31/2010
	12,273	—	—	7.33	12/31/2011
	12,273	—	—	7.33	12/31/2012
	12,273	—	—	7.33	12/31/2013
	—	37,440	—	13.18	3/13/2016
Option Exercises and Stock Awards Vested in 2006
     Our named executive officers did not exercise any stock options or acquire any common shares on vesting of stock awards during 2006.
Pension and Other Benefits
     The following table contains information about the actuarial present value of the accumulated benefit to each of our named executive officers under each plan in which the named executive officer participates that provides for the payment of specified retirement benefits or benefits that will be paid primarily following retirement:

Present
		Number of	value of	Payments
		years credited	accumulated	during last
Name	Plan Name	service	benefit	fiscal year
John W. Allison	N/A	—	—	—
Randy E. Mayor	N/A	—	—	—
Ron W. Strother	N/A	—	—	—
Tracy M. French	Flexible Premium Adjustable Life Insurance Policy (Strategic Life Exec)	5	$1,078,462	—
C. Randall Sims	N/A	—	—	—
Nonqualified Deferred Compensation
     We do not currently have in effect any defined contribution or other plan that provides for the deferral of compensation to any of our executive officers on a basis that is not tax-qualified.

Payments Upon Termination or Change-In-Control
     We do not currently have in effect any compensatory plan or other arrangement that provides for payments or the provision of benefits to any of our executive officers upon their termination of employment with the Company or upon a change in control of the Company or a change in the officer’s responsibilities.
Director Compensation
     The following table sets forth various elements of compensation awarded to or paid by us to our directors, other than our named executive officers, during the fiscal year ended December 31, 2006:

					Change in
					pension value
	Fees				and
	earned or			Non-equity	nonqualified
	paid in	Stock	Option	incentive plan	compensation	All other
Name	cash($)(1)	awards	awards	compensation	earnings	compensation	Total
Richard H. Ashley	$30,450	—	—	—	—	—	$30,450
Dale A. Bruns	32,350	—	$2,733	—	—	—	35,083
Richard A. Buckheim	65,750	—	—	—	—	—	65,750
Jack E. Engelkes	27,750	—	2,733	—	—	—	30,483
Frank D. Hickingbotham	5,000	—	—	—	—	—	5,000
Herren C. Hickingbotham	11,200	—	—	—	—	—	11,200
James G. Hinkle	30,250	—	—	—	—	—	30,250
Alex R. Lieblong	5,725	—	2,733	—	—	—	8,458
William G. Thompson	11,800	—	—	—	—	—	11,800

(1)	Includes Company Board of Directors and committee fees, subsidiary bank director fees and subsidiary bank committee fees.
     During 2006, our non-employee directors received $1,000 ($2,000 for the chairman) for each meeting of the board attended. Directors serving on the Audit or Compensation Committees received $400 ($800 for the chairman) for each meeting attended of those committees, and directors serving on other board committees received $250 ($500 for the chairman) for each meeting attended of those other committees. The fees for 2007 will be the same.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Banking Transactions. Most of our directors and officers, as well as the firms and businesses with which they or members of their immediate families are associated, are customers of our bank subsidiaries. Our bank subsidiaries have engaged in a variety of loan transactions in the ordinary course of business with these individuals and their families and businesses, and it is anticipated that such transactions will occur in the future. In the case of all such related party transactions, each transaction was approved by either the Audit Committee, the Nominating and Corporate Governance Committee, the Board of Directors or the bank subsidiary’s board of directors. In addition, these loans were made on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions of others. In the opinion of our management, those loan transactions do not involve more than a normal risk of collectability or present other unfavorable features.

     As of December 31, 2006, the loans made by our bank subsidiaries to their respective directors and officers and to directors and officers of the Company, either directly or as guarantors, amounted to $53.0 million. We believe that all such extensions of credit were made in conformity with the requirements of Federal Reserve Board Regulation O.
     Real Estate Transactions. We lease certain of our properties from persons who are affiliated with us. The property used by our Marketing and Sales Department, in Conway, Arkansas, is leased from the Robert H. “Bunny” Adcock, Jr. Blind Trust, which is the beneficial owner of more than 5% of our common stock. We lease the property located on Hogan Lane in Conway, Arkansas, from Allison, Adcock & Rankin, LLC, a limited liability company owned in part by John W. Allison and the Robert H. “Bunny” Adcock, Jr. Blind Trust. Mr. Allison is our Chairman and Chief Executive Officer. We lease the land for Twin City Bank’s principal office in Lakewood Village Shopping Center from Conservative Development Company, a corporation controlled, through common ownership, by Richard H. Ashley, who is one of our directors. During 2006, the aggregate payments we made, directly or indirectly, to the named persons for the various leases described above were less than $120,000.
     We believe the terms of each of the agreements described above are no less favorable to us than we could have obtained from an unaffiliated third party. We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates. All proposed related party transactions are presented to the Nominating and Corporate Governance Committee of our Board of Directors for consideration and approval. The Committee does not currently have any formal policies or procedures with respect to its review, approval, or ratification of related party transactions, but considers each related party transaction or proposed related party transaction on a case-by-case basis. According to its charter, the Committee follows the definition of “related party transaction” provided in the SEC’s regulations under the Securities Act of 1933.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16 of the Securities and Exchange Act of 1934, as amended, requires each director, officer, and any individual beneficially owning more than 10 percent of the Company’s common stock to file reports on Forms 3, 4, and 5 disclosing beneficial ownership and changes in beneficial ownership of the common stock of the Company with the SEC within specified time frames. These specified time frames require the Form 3’s to be filed on or before the effective date of the issuer’s registration statement. Changes in ownership must be filed on Form 4 within two business days of the transaction. The Company filed with the SEC a Form S-1 registration statement on March 14, 2006, and a Form 10 registration statement on April 7, 2006. The S-1 was not declared effective by the SEC until June 22, 2006, but the Form 10 became effective on June 6, 2006, by operation of law. All 19 Form 3’s were submitted for filing on June 6, 2006. Eleven were processed by the SEC and dated June 6, and eight were dated the next day, June 7. The following were dated June 7, 2006: Alex R. Lieblong, C. Randall Sims, Ron Sims, Ron W. Strother, Brian Davis, Jack E. Engelkes, John W. Allison, and Frank D. Hickingbotham. Based upon a review of copies of such forms, we believe that all our Section 16 filers complied with the filing requirements during the fiscal year except as indicated below. The following inadvertently failed to timely file a Form 4 disclosing the conversion of the Company’s preferred stock into common stock: Alex R. Lieblong, Tracy M. French, John W. Allison, Richard A. Buckheim, William G. Thompson, and Robert Hunter Padgett. Based upon incomplete legal advice, the following failed to timely file a Form 4 disclosing purchases of common stock by their 401(k) plans: Randy E. Mayor, Jennifer Holbrook, and Tracy M. French. C. Randall Sims inadvertently failed to timely file a Form 4 following a purchase of common stock by his 401(k) plan.

PRINCIPAL SHAREHOLDERS OF THE COMPANY
     The authorized common stock of the Company consists of 25,000,000 shares at $0.01 par value. As of the close of business on February 9, 2007, there were 17,217,997 shares outstanding held by approximately 3,442 shareholders of record.
     The following table sets forth certain information as of January 31, 2007, concerning the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and all of our directors and executive officers as a group, and by each person known to us who beneficially owned more than 5% of the outstanding shares of our common stock.
     Information in this table is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares. Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares. A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days from January 31, 2007.
     Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and investment power with respect to his shares. The address for each of our directors and named executive officers is c/o Home BancShares, Inc., 719 Harkrider, Suite 100, Conway, Arkansas 72032.
[Table follows on next page.]

	Amount and Nature	Percent of
	of Beneficial	Shares
Name of Beneficial Owner	Ownership	Outstanding (1)
5% or greater holders:
Robert H. Adcock (2)	861,963	5.0%
Directors and executive officers:
John W. Allison (3)(4)	2,625,171	15.2%
Richard H. Ashley (5)	1,059,504	6.2%
Dale A. Bruns (3)	107,455	*
Richard A. Buckheim (3)	41,965	*
Jack E. Engelkes (3)(6)	66,805	*
Tracy M. French (7)	19,039	*
Frank D. Hickingbotham (3)(8)	624,207	3.6%
Herren C. Hickingbotham (3)	229,083	1.3%
James G. Hinkle (9)	169,553	1.0%
Alex R. Lieblong (3)(10)	557,460	3.2%
Randy E. Mayor (3)(11)	121,599	*
C. Randall Sims (3)(12)	138,452	*
Ron W. Strother (3)(13)	77,304	*
William G. Thompson (14)	101,132	*
All directors and executive officers as a group (18 persons) (3)	6,071,561	35.3%

*	Less than 1%.

(1)	The percentage of our common stock beneficially owned was calculated based on 17,217,697 shares of our common stock outstanding as of January 31, 2007. The percentage assumes that the person in each row has exercised all options that are exercisable by that person or group within 60 days of January 31, 2007.

(2)	Includes 600 shares that may be issued upon the exercise of vested common stock options. Shares beneficially owned by Mr. Adcock are held through blind trusts established for his benefit. The trustee of those trusts is Matt Barnhardt; his address is 1225 Front Street, Conway, Arkansas 72032.

(3)	Includes shares that may be issued upon the exercise of vested common stock options, as follows: Mr. Allison, 98,028 shares; Mr. Bruns, 1,200 shares; Mr. Buckheim, 2,844 shares; Mr. Engelkes, 2,700 shares; Mr. Frank D. Hickingbotham, 1,212 shares; Mr. Herren C. Hickingbotham, 2,424 shares; Mr. Lieblong, 7,950 shares; Mr. Mayor, 61,365 shares; Mr. Sims, 61,365 shares; Mr. Strother, 24,000 shares; and all directors and executive officers as a group, 336,963 shares.

(4)	Includes 360,000 shares owned by Mr. Allison’s spouse, either individually or as custodian for their children, 725 shares held in Mr. Allison’s IRA, and 14,169 shares owned by Capital Buyers, a company that is owned by Mr. Allison.

(5)	Includes 2,495 shares held in Mr. Ashley’s IRA, 2,700 shares owned by Mr. Ashley’s spouse, 354,390 shares owned by Conservative Development Company, a corporation of which Mr. Ashley is president, and 195,393 shares owned by RHA Investments, a company of which Mr. Ashley is a partner.

(6)	Includes 36,600 shares owned by Mr. Engelkes’ spouse, 9,000 shares for which Mr. Engelkes is custodian for his children, and 800 shares held in Mr. Engelkes’ Simple IRA.

(7)	Includes 3,731 shares owned by Mr. French’s 401(k) plan, 5,539 shares held in Mr. French’s IRA, 1,000 shares owned by the Daniel French Trust, and 1,332 shares owned by the Daniel French Irrevocable Trust.

(8)	Includes 308,360 shares owned by Mr. Hickingbotham’s grandchildren’s trusts.

(9)	Includes 167,763 shares owned by the James G. Hinkle Revocable Trust.

(10)	Includes 11,034 shares that are owned by Mr. Lieblong’s spouse, and 342,900 shares that are owned by Key Colony Fund L.P., a hedge fund of which Mr. Lieblong is the managing partner.

(11)	Includes 3,231 shares owned by Mr. Mayor’s 401(k) plan, and 12,708 shares held in Mr. Mayor’s IRA.

(12)	Includes 28,088 shares owned by Mr. Sims’ 401(k) plan.

(13)	Includes 4,004 shares owned by Mr. Strother’s 401(k) plan.

(14)	Includes 2,648 shares owned by Mr. Thompson’s IRA, 3,093 shares owned by the IRA of Mr. Thompson’s spouse, 54,501 shares owned by Thompson Brothers LLC, a company of which Mr. Thompson is a partner, and 304 shares owned by B and L Thompson Investments LLC, which is owned by Mr. Thompson.
[Remainder of page intentionally left blank.]

PROPOSAL TWO — APPROVAL OF AMENDMENT TO
ARTICLES OF INCORPORATION TO INCREASE
NUMBER OF AUTHORIZED SHARES

General
     Our Restated Articles of Incorporation, as amended, currently authorize the issuance of up to 25,000,000 shares of common stock, $0.01 par value. As of the record date, 17,221,938 shares of common stock were issued and outstanding, 1,042,225 shares were subject to currently outstanding stock options, and 99,960 shares were subject to stock options available for future grant, leaving 6,635,877 shares available for other uses.
     The Board of Directors is proposing an amendment to the Restated Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000. If the shareholders approve this proposal, the first sentence of Article THIRD in the Company’s Restated Articles of Incorporation, as amended, will be amended to read as follows:
     The authorized capital stock (the “Capital Stock”) of this Corporation shall be 50,000,000 shares of voting common stock (the “Common Stock”) having a value of $.01 per share, and 5,500,000 shares of $0.01 par value preferred stock (the “Preferred Stock”), divided into 2,500,000 shares of class A non-voting, non-cumulative, callable and redeemable, convertible preferred stock (“Class A Preferred Stock”) and 3,000,000 shares of class B non-voting, non-cumulative, callable and redeemable, convertible preferred stock (“Class B Preferred Stock”).
Purpose and Effect of the Proposed Amendment
     The Board believes that the current number of authorized shares does not provide the Company with adequate flexibility to issue stock in connection with any future acquisitions or for general corporate purposes. In particular, if the Board determines that it would be appropriate to effect a significant acquisition through the exchange of common stock, conduct a stock offering or declare a dividend or split, the current number of unissued authorized shares might not be enough to complete such transaction. Although we cannot guarantee that any future acquisitions, stock offerings, dividends or splits will occur, the Board believes that the proposed increase in the number of authorized shares will provide the Company with the flexibility necessary to maintain a reasonable stock price through future stock dividends or splits, or to issue shares in connection with an acquisition or other corporate purpose, without incurring the expense of convening a special shareholder’s meeting or the delay of waiting until the next annual meeting.
     If this proposal is approved, all authorized but unissued shares of common stock will be available from time to time for any proper purpose approved by the Board, including issuances in connection with stock-based benefit plans, future stock splits or dividends and issuances to raise capital or effect acquisitions. Neither the Company nor the Board currently has any arrangements or understandings with respect to the issuance or use of the additional shares of authorized common stock sought to be approved (other than issuances permitted or required under the Company’s stock-based benefit plans or awards made pursuant to those plans). If this proposal is approved, all or any of the shares may be issued without further shareholder action, unless required by law or the rules of the Nasdaq Stock Market.

     Existing shareholders do not have preemptive or similar rights to subscribe for or purchase any additional shares of common stock that the Company may issue in the future. Therefore, issuances of common stock other than issuances on a pro rata basis to all shareholders would reduce each shareholder’s proportionate interest in the Company.
     An increase in the authorized number of shares of common stock could have an anti-takeover effect. If we issue additional shares in the future, such an issuance could dilute the voting power of a person seeking control of the Company, thereby making an attempt to acquire control of the Company more difficult or expensive. Neither the Board nor management is currently aware of any attempt, or contemplated attempt, to acquire control of the Company, and we are not presenting this proposal with the intent that it be used as an anti-takeover device.
Vote Required to Approve Proposal
     Approval of the amendment to the Restated Articles of Incorporation to increase the number of authorized shares requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present.
The Board of Directors Recommends that Shareholders Vote
FOR
Approval of the Amendment to the Company’s Restated Articles of Incorporation
to Increase the Number of Authorized Shares

PROPOSAL THREE — APPROVAL OF AMENDMENT TO THE COMPANY’S
2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN

     The 2006 Stock Option and Performance Incentive Plan (the “Plan”) was adopted by our Board of Directors in March 2006 and approved by our stockholders in June 2006. The number of shares originally authorized for issuance under the Plan was 1,200,000. As of the record date, options and other stock awards to purchase 1,042,225 shares of common stock were issued and outstanding under the Plan, and 99,960 shares of common stock were available for issuance under the Plan.
     On February 28, 2007, our Board of Directors approved an amendment to the Plan, subject to shareholder approval, to increase the number of shares reserved for issuance under the Plan by 300,000 shares. This amendment is being submitted to our shareholders for approval.
2006 Stock Option and Performance Incentive Plan
     In 2006, our board of directors adopted and our shareholders approved the Home BancShares 2006 Stock Option and Performance Incentive Plan. The purpose of the Plan is to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate those persons to improve our business results and to attract and retain officers and employees.
     The Plan amends and restates various prior plans that were adopted either by us or companies that we acquired. Awards made under any of the prior plans will be subject to the terms and conditions of the

Plan, which is designed not to impair the rights of award holders under the prior plans. The Plan goes beyond the prior plans by including new types of awards (such as unrestricted stock, performance shares, and performance and annual incentive awards) in addition to the stock options (incentive and non-qualified), stock appreciation rights, and restricted stock that could have been awarded under one or more of the prior plans.
     Administration. The Plan is administered by our Compensation Committee. Subject to the terms of the Plan, the Compensation Committee may select participants to receive awards; determine the types of awards, terms, and conditions of awards; and interpret provisions of the Plan.
     Source of Shares. The common stock issued or to be issued under the Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the Plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards.
     If the option price, a withholding obligation or any other payment is satisfied by tendering shares or by withholding shares, only the number of shares issued net of the shares tendered or withheld will be deemed delivered for the purpose of determining the maximum number of shares available for delivery under the Plan.
     Eligibility. Awards may be made under the Plan to all employees, officers, directors, consultants and other key persons. In determining to whom awards will be granted, the committee will take into account the nature of the services, potential contributions, and other relevant factors.
     Amendment or Termination of the Plan. While our Board of Directors may suspend, terminate or amend the Plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent required by law. Unless terminated earlier, the Plan will automatically terminate ten years after its adoption by our Board of Directors.
     Options. The Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code (incentive stock options) and stock options that do not qualify as incentive stock options (non-qualified stock options). The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If we were to grant incentive stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. The fair market value of our common stock on March 1, 2007, based upon the closing price as reported on the Nasdaq Stock Market on that date, was $23.20.
     The term of each stock option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the Compensation Committee. In general, an optionee may pay the exercise price of an option by cash or cash equivalent, or, if permitted by the committee, by tendering shares of our common stock (which if acquired from us have been held by the optionee for at least six months).

     Stock options granted under the Plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution or pursuant to a domestic relations order.
     Other Awards. The Compensation Committee may also award under the Plan:
•	restricted shares of common stock, which are shares of our common stock subject to restrictions;

•	stock units, which are common stock units subject to restrictions;

•	unrestricted shares of common stock, which are shares of our common stock issued at no cost or for a purchase price determined by the Compensation Committee and which are free from any restrictions under the Plan;

•	tax offset payments, which are common stock or cash used to pay income taxes incurred as a result of participation in the Plan;

•	stock appreciation rights, tandem or non-tandem, which are a right to receive a number of shares or, in the discretion of the committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee; and

•	performance and annual incentive awards, ultimately payable in our common stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The Compensation Committee may modify, amend or adjust the terms of each award and performance goal.
     Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for federal income tax purposes of $1.0 million for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (referred to as covered employees). However, performance-based compensation is excluded from this limitation. The Plan was not subject to Section 162(m) in 2006 because the regulations under Section 162(m) provide for a grace period for awards granted during the year in which a corporation becomes a publicly held company. Beginning as of the calendar year 2007, the Plan is subject to Section 162(m). The Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m).
     Business Criteria. The Compensation Committee uses one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code granted to covered employees:
•	shareholder return;

•	return on assets;

•	growth in assets;

•	return on equity;

•	earnings per share;

•	net income;

•	operating income; and

•	free cash flow.
     Adjustments for Stock Dividends and Similar Events. The Compensation Committee makes appropriate adjustments in outstanding awards and the number of shares available for issuance under the Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-offs and other similar events.
Federal Income Tax Consequences of Options and Stock Awards Under the Plan
     THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS, STOCK APPRECIATION RIGHTS OR AWARDS OF RESTRICTED STOCK UNDER THE PLAN. IT DOES NOT DESCRIBE APPLICABLE FOREIGN, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OF THE GRANT OF RESTRICTED STOCK. THIS SUMMARY IS BASED UPON THE PROVISIONS OF THE INTERNAL REVENUE CODE, APPLICABLE TREASURY REGULATIONS, ADMINISTRATIVE RULINGS AND JUDICIAL DECISIONS, ALL AS IN EFFECT AS OF THE DATE OF THIS PROXY STATEMENT. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CHANGES COULD APPLY RETROACTIVELY, WILL NOT AFFECT THE ACCURACY OF THIS SUMMARY.
     Stock Awards. A recipient of a stock award has taxable income in the amount equal to the excess of the fair market value of the stock on the date it “vests” over any consideration paid for the common stock (the “spread”). Stock vests either (i) when it is no longer subject to a “substantial risk of forfeiture” (such as a requirement that the recipient retransfer shares at cost or some other material discount from fair market value upon cessation of employment), (ii) when it is freely transferable, or (iii) at the time of issuance if the recipient makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the issuance. The taxable income constitutes wages subject to income and employment tax withholding, and the Company receives a corresponding income tax deduction. The recipient will have a basis in his or her shares equal to the value of the shares on the date they vest, and the holding period for the shares will date from vesting. In general, a sale of the shares will produce capital gain or loss which will be long term or short term depending on the period of time included in the recipient’s holding period, except that a recipient who makes a Section 83(b) election will not be entitled to any loss should the shares subsequently be forfeited back to the Company.
     Options. The grant of an option has no federal income tax effect on the optionee. Upon exercise of the option, unless the option was qualified as an incentive stock option as discussed below, the optionee is treated in the same manner as a recipient of a stock award. Special federal income tax rules apply if our common stock is used to pay all or part of the option exercise price whether or not the options qualify as incentive stock options.
     Incentive Stock Options. Like other options, the recipient of an “incentive stock option” does not recognize any income on the grant of the option. Unlike other transferees of shares, however, the optionee does not recognize income for “regular” tax purposes at the time the option is exercised. If the optionee does not dispose of the incentive stock option shares until at least one year after the date the incentive stock option was exercised and two years after the date the incentive stock option was granted, the only gain or loss the optionee will recognize for regular tax purposes will be the long-term capital gain or loss on the sale of the shares. However, any shares sold or otherwise disposed of before both of the holding period requirements have been met (a “disqualifying disposition”), will result in the gain being treated as ordinary income in an amount up to the excess of the fair market value of the stock subject to an option over the exercise price of such option (the “option spread”). Any additional gain will be treated as capital gain or loss and as long-term or short-term depending on the holding period for the stock.
     In addition to the regular tax consequences discussed above, the exercise of an incentive stock option can have material alternative minimum tax consequences. In general, the transfer of the shares pursuant to the incentive stock option will create alternative minimum taxable income in the same way that the exercise of other options would create regular taxable income. As a result, the exercise of an incentive stock option can result in substantial alternative minimum tax. The Company is not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.
     Stock Appreciation Rights. Upon the grant of a stock appreciation right, the recipient will not recognize ordinary income. However, upon the exercise of a stock appreciation right, the recipient will, in general, recognize ordinary income in an amount equal to the amount of cash (or the value of the shares) distributed to the recipient. Such income will be treated as wages subject to income and employment tax withholding. The Company will have a deduction equal to the income to the recipient.
     Limitation on Deduction of Certain Compensation. A publicly held corporation may not deduct compensation of over a certain amount that is paid in any year to one of its executive officers unless the compensation constitutes “qualified performance-based” compensation under the Internal Revenue Code. We will generally attempt to ensure that any awards under the Plan will qualify for deduction, but may not do so in every instance.
Plan Benefits
     Awards under the Plan are granted at the discretion of the Compensation Committee or the Administrator, and accordingly, the amount of any such awards that may be granted to any individual is not yet determinable. Benefits under the Plan depend on a number of factors, including the fair market value of our common stock on future dates, our actual performance against performance goals established with respect to performance awards and decisions made by the participants, and accordingly, are also not yet determinable.
Required Vote
     The approval of the amendment to the Plan to increase the number of shares reserved for issuance under such plan by 300,000 shares requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present.
The Board of Directors Recommends that Shareholders Vote
FOR
the Approval of the Amendment to the Company’s
2006 Stock Option and Performance Incentive Plan

PROPOSAL FOUR — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Our consolidated financial statements as of and for the fiscal year ended December 31, 2006, were audited by BKD, LLP, an independent registered public accounting firm. In 2006, the Audit Committee of the Board of Directors and our shareholders approved the engagement of BKD, LLP to be our independent registered accounting firm for fiscal year 2006. As of March 9, 2007, the Audit Committee has approved the re-engagement of BKD, LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to the ratification of the appointment by our shareholders at the Annual Meeting.
     BKD, LLP became our independent registered public accounting firm on October 21, 2005. Our consolidated financial statements as of and for the fiscal years ended December 31, 2003 and 2004, were audited by Ernst & Young LLP, an independent registered public accounting firm. On October 21, 2005, following the closing of the Ernst & Young LLP Little Rock, Arkansas office, we dismissed Ernst & Young LLP and appointed BKD, LLP to audit our financial statements for the year ended December 31, 2005. Our Board of Directors and Audit Committee approved the dismissal of Ernst & Young LLP and appointment of BKD, LLP as our independent registered public accounting firm.
     The reports of Ernst & Young LLP on our financial statements as of and for the years ended December 31, 2003 and 2004, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2003 and 2004, and through October 21, 2005, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference thereto in their report on the financial statements for such years. During the years ended December 31, 2003 and 2004, and through October 21, 2005, there have been no reportable events as defined in Regulation S-K Item 304(a)(1)(v).
     On October 21, 2005, we engaged BKD, LLP as our new independent auditor. Our Audit Committee and Board of Directors approved this action. During the years ended December 31, 2003 and 2004, respectively, and through October 21, 2005, neither we nor any person on our behalf consulted with BKD, LLP regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements, and we were not provided with a written report or oral advice by BKD, LLP that was an important factor that we considered in reaching a decision as to an accounting, auditing or financial reporting issue. We have delivered a copy of this disclosure to BKD, LLP, and BKD, LLP has not indicated that it disagrees with any of the statements made in this section.
     We delivered a copy of this disclosure to Ernst & Young LLP on March 10, 2006, in connection with the filing with the SEC of our registration statement for the initial public offering of our common stock, and requested that Ernst & Young LLP furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements regarding Ernst & Young LLP. A copy of the letter from Ernst & Young LLP to the SEC dated March 13, 2006, stating that it agrees with the statements made in this section was attached as Exhibit 16.1 to our registration statement, which became effective as of June 22, 2006. A copy of our registration statement and the letter to the SEC from Ernst & Young LLP attached as Exhibit 16.1 to the registration statement are available on the SEC’s website at www.sec.gov.

     Shareholders’ ratification of the selection of BKD, LLP to be our independent registered public accounting firm for fiscal year 2007 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of BKD, LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of the Company and our shareholders.
     Representatives of BKD, LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
The Board of Directors Recommends that Shareholders Vote
FOR
the Ratification of the Appointment of BKD, LLP
as the Company’s Independent Registered Public Accounting Firm
for the 2007 Calendar Year
AUDIT AND NON-AUDIT FEES
     Effective October 21, 2005, BKD, LLP became our independent registered public accounting firm, replacing Ernst & Young, LLP, who had served as our independent auditors for calendar year 2004. The following table represents aggregate fees billed for professional audit services rendered by BKD, LLP to provide the audit of our annual financial statements for the years ended December 31, 2006, and December 31, 2005, respectively.

	2006	2005

Audit fees(1)	$472,386	$579,710
Audit-related fees(2)	45,735	35,594
Tax fees(3)	41,339	360
All other fees(4)	25,568	4,644

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)	Audit related fees included SAS70 review of the Company’s data processing subsidiary and research and conferences regarding various matters.

(3)	Tax fees for 2006 primarily related to preparation of the Company’s income tax returns.

(4)	Other fees related to fees paid by the Company on behalf of the Company’s retirement plan for third-party administration of the Company’s defined contribution plan.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
     The Audit Committee has the responsibility of appointing, setting compensation for and overseeing the work of the independent auditor, and has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.
     Prior to engagement of the independent auditor for next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.
(1)	Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services, and consultation regarding financial accounting and/or reporting standards.

(2)	Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)	Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning and tax advice.

(4)	Other fees are those associated with services not captured in the other categories. We generally do not request such services from the independent auditor.
     Prior to the engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.
     The Audit Committee may delegate pre-approval authority to one or more of its members. The members to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting.
SUBMISSION OF SHAREHOLDER PROPOSALS
     In order for a proposal by a shareholder to be presented at an annual meeting of our shareholders, the proposal must be included in the related proxy statement and proxy form. For a shareholder proposal to be included in the Proxy Statement and proxy form for the Annual Meeting of Shareholders in 2007, the proposal must: (1) be received by the Company at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: C. Randall Sims, Secretary, on or before a reasonable date before the printing and mailing of the proxy materials; and (2) concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws, including our Bylaws and Rule 14a-8 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning the Company at the SEC’s public reference room at 450 Fifth Street N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also view and print reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, from the SEC website at www.sec.gov.
SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE
MEETING ARE URGED TO VOTE BY TELEPHONE,
MAIL OR INTERNET.
IF YOU VOTE BY TELEPHONE OR THE INTERNET,
DO NOT RETURN YOUR PROXY CARD
By Order of the Board of Directors
C. RANDALL SIMS
Secretary

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 9, 2007.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 — 5.

1. Election of Directors:	For	Withhold

01 — John W. Allison	☐	☐

04 — Richard H. Ashley	☐	☐

07 — Jack E. Engelkes	☐	☐

10 — James G. Hinkle	☐	☐

	For	Withhold

02 — Ron W. Strother	☐	☐

05 — Dale A. Bruns	☐	☐

08 — Frank D. Hickingbotham	☐	☐

11 — Alex R. Lieblong	☐	☐

	For	Withhold

03 — C. Randall Sims	☐	☐

06 — Richard A. Buckheim	☐	☐

09 — Herren C. Hickingbotham	☐	☐

12 — William G. Thompson	☐	☐
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		For	Against	Abstain
2.	To approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.	☐	☐	☐

4.	To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.	☐	☐	☐

		For	Against	Abstain
3.	To approve an ammendment to the Company’s 2006 Stock Option and Performance Incentive Plan to increase the number of shares reserved for issuance under such plan to 1,500,000.	☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — HOME BANCSHARES, INC.	+

HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
Telephone No. (501) 328-4656
The undersigned hereby constitutes and appoints C. Randall Sims and Randy Mayor or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Home BancShares, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting (the “Annual Meeting”) of shareholders of the Company to be held on May 9, 2007, at 6:30 p.m. (CDT) at the New Life Church, 633 S. Country Club, Conway, Arkansas, and at any adjournment thereof, as stated on the reverse.
This Proxy is automatically revoked if the undersigned shareholder attends the Annual Meeting in person and votes on any matter.
(Continued and to be voted on reverse side.)
B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears on the certificates representing shares to be voted by this proxy. When signing as executor, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.

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